Exhibit 99.2

Cypress Contacts:

Brad Buss

EVP Finance and CFO

+1-408-943-2754

Ed Rebello

Cypress CorpCom

 408-545-7665

Simtek Contact:

 Brian Alleman

Chief Financial Officer

719-590-6548

FOR IMMEDIATE RELEASE

Cypress to Strengthen Leadership Position in Nonvolatile Embedded Memory Solutions

 With Acquisition of Simtek Corp.

Nonvolatile SRAMs Ideal for Use in Secure Data Storage Applications
For Embedded Systems

SAN JOSE, Calif., and COLORADO SPRINGS, Colo.,  August 1, 2008 – Programmable solutions leader Cypress Semiconductor Corp. (NYSE: CY) and Simtek Corp. (Nasdaq:SMTK), the world’s leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced that they have reached an agreement whereby Cypress will acquire Simtek in an all cash transaction for $2.60 per share of Simtek common stock, or an aggregate value of approximately $46 million (including the value of Simtek shares held by Cypress).

The transaction will be structured as a cash tender offer for all of the outstanding shares of Simtek common stock and is subject to customary closing conditions, including regulatory approvals. The transaction is expected to close in or prior to the fourth calendar quarter of 2008.

Simtek’s nvSRAMs provide the high-speed memory access of standard SRAMs (15-ns access time), but retain data when power is turned off—a feature critical to applications where secure data storage is essential to system functionality. This combination of features makes the devices ideal for applications requiring critical data retention under almost any operating conditions, such as RAID (Redundant Array of Independent Disks) data storage, industrial controls, military and avionics, medical patient monitoring and automotive systems.

Cypress currently holds approximately four-percent of Simtek’s outstanding common stock and has been marketing and licensing Simtek’s technology since engaging in a joint product development agreement with Simtek in March 2006.

“Simtek’s nvSRAM technology combines with our S8 (0.13-micron) design platform to provide outstanding features and functions for the embedded marketplace,” said Ahmad Chatila, executive vice president of Cypress’s Memory and Imaging Division. “We are looking to integrate this technology into many of our products, including our PSoC® Programmable System-on-Chip™, providing a highly integrated control and power failure solution for complex analog and digital systems.“

Robert Pearson, chairman of the board of Simtek, added: “This is the result of a long and rigorous process of evaluating the Company's strategic alternatives. Cypress’s global presence and manufacturing muscle along with its longstanding expertise in SRAMs will accelerate acceptance of Simtek’s world-class nvSRAM technology by broader markets and application areas.  Simtek’s worldwide team of technical and business professionals is excited to become a part of Cypress’s globally recognized and respected team.”

About Simtek Corporation

Simtek Corp. designs and markets "NV + fast SRAM" non-volatile semiconductor memory products for use in a variety of systems including RAID servers, storage arrays, GPS navigational systems, industrial controllers, robotics, copiers, avionics, metering, consumer, UPS, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email:information@simtek.com. The company is headquartered in Colorado Springs, Colo.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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Statements herein that are not historical facts and that refer to Cypress, Simtek or their subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements regarding Cypress and Simtek’s leadership positions in their respective products, post-closing integration plans and the effect of this transaction on Cypress and Simtek. Such statements reflect our current expectations, which are based on information and data available to our respective management as of the date of this release. Our actual results may differ materially due to a variety of uncertainties and risk factors, including risks described in Cypress and Simtek’s  filings, as well as SunPower’s filings, with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress and the Cypress logo, PSoC and EZ-USB are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, WirelessUSB and West Bridge are trademarks of Cypress Semiconductor Corp. GLV, Grating Light Valve and Silicon Light Machines are trademarks of Silicon Light Machines Corp. All other trademarks are the property of their respective owners

Additional Information

The tender offer for the outstanding common stock of Simtek has not yet commenced.  This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of Simtek common stock will be made only pursuant to an offer to purchase and related materials that Cypress intends to file with the SEC on Schedule TO.  Simtek also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.  Simtek stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer.  Simtek stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov, from Cypress (with respect to documents filed by Cypress with the SEC), or from Simtek (with respect to documents filed by Simtek with the SEC).  Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.